EXHIBIT 99.1

NEWS RELEASE

AMERICAN EAGLE

OUTFITTERS

AMERICAN EAGLE OUTFITTERS REPORTS

 Record EPS of $0.66 for Third Quarter 2006

Provides Fourth Quarter EPS Guidance

Warrendale, PA, November 14, 2006 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that earnings for the third quarter ended October 28, 2006 increased 40% to $0.66 per diluted share from $0.47 per diluted share for the quarter ended October 29, 2005. Included in the third quarter 2006 earnings per diluted share of $0.66 is $0.01 per share of stock option expense, which was not included last year. Net income for the fiscal 2006 third quarter increased to $100.9 million from $73.3 million for the same period last year.

"American Eagle delivered strong sales and earnings growth in the third quarter, exceeding our expectations," said CEO Jim O'Donnell. "On-trend assortments and well-managed inventories led to our best third quarter operating margin and the eleventh consecutive quarter of record sales and earnings."

Third Quarter Results

Total sales increased 20% to $696.3 million from $580.5 million in the corresponding period last year. Comparable store sales increased 13% following a 14% increase last year.

Gross profit for the third quarter increased to $342.5 million, or 49.2% as a percent to sales, from $269.4 million, or 46.4% as a percent to sales last year. Gross profit as a percent to sales reached a historical third quarter high, reflecting a higher merchandise margin and the leveraging of buying, occupancy and warehousing expense.

Selling, general & administrative expenses of $170.0 million were 24.4% as a percent to sales. This compared to $137.8 million, or 23.7% as a percent to sales last year. Included in SG&A was 30 basis points of stock option expense that was not included last year. Additionally, the company continued to absorb incremental expenses related to MARTIN + OSA, representing approximately 30 basis points of SG&A.

Operating income for the quarter increased 35% to $152.5 million from $112.8 million last year. As a percent to sales, operating income increased to 21.9%, a historical high for the third quarter, compared to 19.5% last year.

Other income for the third quarter was $9.1 million compared to $4.5 million last year. The increase reflected a larger investment balance, as well as a higher yield compared to last year.

Growth Strategies Advance

The company made progress in several of its key growth strategies during the quarter, including the following developments:

  In September, the company successfully launched aerie by American Eagle, its first sub-brand. The new intimates brand was met with strong customer acceptance. Undies, bras and dorm-wear all achieved strong performance, contributing to both sales and earnings. The company is currently evaluating a variety of aerie store formats, including two new stand-alone locations. It will open the third aerie stand-alone store before Thanksgiving.
  The company's real estate expansion plans continued. During the third quarter, American Eagle opened 19 new AE stores and remodeled nine stores, and is on-track to complete 46 new AE store openings and 65 renovations this year. Together with five new MARTIN + OSA stores, total gross square footage is expected to increase 8% this year.
  Also in September, American Eagle launched its new retail concept, MARTIN + OSA. While still in the early stage of development, management is confident that the brand concept targeting 25 to 40 year olds presents a meaningful growth opportunity. The company will have five MARTIN + OSA stores open in time for the holidays and plans to open 15 stores next year.

Stock Repurchase

During the quarter, the company completed the repurchase of 2.0 million shares of common stock for approximately $76.3 million.

Capital Expenditures

Through the first nine months of 2006, capital expenditures totaled $162 million. For fiscal year 2006, management expects capital expenditures to be approximately $215 million. This includes new and remodeled stores, a new Pittsburgh headquarters, a new data center, as well as an expanded Kansas distribution facility.

Fourth Quarter Guidance

The holiday season has started off well, with a positive customer response to the new collection. At this time, Management expects fourth quarter earnings to be in the range of $0.94 to $0.96 per share, compared to $0.71 per share last year. The 2006 fourth quarter earnings guidance includes stock option expense of approximately $0.01 per share. For the year, stock option expense is expected to be approximately $0.05 per share.

Conference Call Information

At 9:00 a.m. Eastern Time, on November 14, 2006, the company's management team will host a conference call to review the financial results. To listen to the call, dial 1-877-601-0864 five to seven minutes prior to the scheduled start time. The conference call will also be simultaneously broadcast over the Internet at www.ae.com or www.streetevents.com. Anyone unable to listen to the call can access a replay beginning November 14, 2006 at 12:00 p.m. Eastern Time through November 28, 2006. To listen to the replay, dial 1-800-642-1687 and reference confirmation code 5562067#. An audio replay of the conference call will also be available at www.ae.com.

* * * *

About American Eagle Outfitters:

American Eagle Outfitters (Nasdaq: AEOS) is a leading retailer that designs, markets and sells its own brand of laidback, current clothing targeting 15 to 25 year-olds, providing high-quality merchandise at affordable prices. AE's original collection includes standards like jeans and graphic Ts as well as essentials like accessories, outerwear, footwear, basics and swimwear. American Eagle Outfitters currently operates 831 stores in 50 states, the District of Columbia and Puerto Rico, and 72 AE stores in Canada. AE also operates ae.com, which offers additional sizes and styles of favorite AE merchandise and ships around the world. In September of this year, the company launched a new collection of dormwear and intimates. "aerie by American Eagle" is now available in American Eagle stores across the country and at aerie.com. It includes bras, undies, camis, hoodies, robes, boxers, sweats and leggings for the AE girl. Designed to be sweetly sexy, comfortable and cozy, aerie offers AE customers a new way to express their personal style everyday, from the dormroom to the coffee shop to the classroom. The company has also introduced MARTIN + OSA, a new sportswear concept targeting 25 to 40 year-old women and men. MARTIN + OSA carries apparel, accessories and footwear, using denim and sport inspiration to design fun and sport back into sportswear. MARTIN + OSA currently operates four stores and plans to open one additional store this year. For additional information and updates, visit martinandosa.com.

* * * *

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding fourth quarter earnings, real estate, aerie and MARTIN + OSA. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to the risk that fourth quarter sales, markdowns and/or earnings expectations may not be achieved, real estate and aerie growth may not occur as planned, MARTIN +OSA store openings may not proceed as planned and those other risks described in the Risk Factor Section of the Company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

* * * *

AMERICAN EAGLE OUTFITTERS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands)
	October 28, 2006	January 28, 2006	October 29, 2005
	(Unaudited)		(Unaudited)
ASSETS
Cash, cash equivalents and short-term investments	$757,927	$751,518	$556,375
Merchandise inventory	348,631	210,739	303,050
Other current assets	102,276	102,341	98,620
Assets held for sale	-	12,183	13,059
Total current assets	1,208,834	1,076,781	971,104
Property and equipment, net	440,868	345,518	338,995
Goodwill, net	9,950	9,950	9,950
Long-term investments	146,140	145,774	123,461
Other assets, net	34,502	27,626	33,566
Total Assets	$1,840,294	$1,605,649	$1,477,076

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$213,049	$139,197	$153,960
Accrued compensation and payroll taxes	46,716	48,050	41,895
Accrued rent	52,033	52,506	49,473
Accrued income and other taxes	28,173	43,273	17,257
Unredeemed stored value cards and gift certificates	25,672	43,045	19,065
Current portion of deferred lease credits	10,408	10,406	10,422
Other current liabilities	18,987	15,010	15,858
Total current liabilities	395,038	351,487	307,930
Deferred lease credits	65,174	60,087	64,021
Other non-current liabilities	47,295	38,523	35,423
Total non-current liabilities	112,469	98,610	99,444
Total stockholders' equity	1,332,787	1,155,552	1,069,702
Total Liabilities and Stockholders' Equity	$1,840,294	$1,605,649	$1,477,076
Current Ratio	3.06	3.06	3.15

* * * *

AMERICAN EAGLE OUTFITTERS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars and shares in thousands, except per share amounts) (Unaudited)
	Three Months Ended
	October 28, 2006	% of Sales	October 29, 2005	% of Sales

Net sales	$696,290	100.0%	$580,547	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	353,803	50.8%	311,180	53.6%
Gross profit	342,487	49.2%	269,367	46.4%
Selling, general and administrative expenses	169,993	24.4%	137,783	23.7%
Depreciation and amortization	19,993	2.9%	18,746	3.2%
Operating income	152,501	21.9%	112,838	19.5%
Other income, net	9,080	1.3%	4,542	0.7%
Income before income taxes	161,581	23.2%	117,380	20.2%
Provision for income taxes	60,636	8.7%	44,023	7.6%
Income from continuing operations, net of tax	100,945	14.5%	73,357	12.6%
Loss from discontinued operations, net of tax	-	0.0%	(37)	0.0%
Net income	$100,945	14.5%	$73,320	12.6%

Basic per common share amounts:
Income from continuing operations	$0.68		$0.48
Income from discontinued operations	-		-
Net income per basic common share	$0.68		$0.48

Diluted per common share amounts:
Income from continuing operations	$0.66		$0.47
Income from discontinued operations	-		-
Net income per diluted common share	$0.66		$0.47

Weighted average common shares outstanding - basic	148,531		152,776
Weighted average common shares outstanding - diluted	152,267		155,987

	Nine Months Ended
	October 28, 2006	% of Sales	October 29, 2005	% of Sales

Net sales	$1,821,044	100.0%	$1,552,892	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	950,207	52.2%	833,385	53.7%
Gross profit	870,837	47.8%	719,507	46.3%
Selling, general and administrative expenses	449,886	24.7%	378,646	24.4%
Depreciation and amortization	60,931	3.3%	55,429	3.6%
Operating income	360,020	19.8%	285,432	18.3%
Other income, net	26,144	1.4%	12,931	0.8%
Income before income taxes	386,164	21.2%	298,363	19.1%
Provision for income taxes	148,964	8.2%	111,788	7.2%
Income from continuing operations, net of tax	237,200	13.0%	186,575	11.9%
Income from discontinued operations, net of tax	-	0.0%	37	0.0%
Net income	$237,200	13.0%	$186,612	11.9%

Basic per common share amounts:
Income from continuing operations	$1.60		$1.22
Income from discontinued operations	-		-
Net income per basic common share	$1.60		$1.22

Diluted per common share amounts:
Income from continuing operations	$1.56		$1.19
Income from discontinued operations	-		-
Net income per diluted common share	$1.56		$1.19

Weighted average common shares outstanding - basic	148,592		152,767
Weighted average common shares outstanding - diluted	152,184		156,658
Total gross square footage at end of period:	5,064,771		4,729,612
Store count at end of period:	906		866

CONTACT:
American Eagle Outfitters, Inc.	OR	Financial Media Contact
Judy Meehan, 724-776-4857		Berns Communications Group
Stacy Berns or Melissa Jaffin, 212-994-4660